Exhibit 99.1

                            FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP'S ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2021 TO ACCRUE CONTINGENT INTEREST

Burlington, NC, September 12, 2013 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that for the period of September 12, 2013 to March 11, 2014, its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) will, subject to the terms of the Zero Coupon Notes, accrue contingent cash interest at a rate of no less than 0.125% of the average market price of a Zero Coupon Note for the five trading days ended September 9, 2013, in addition to the continued accrual of the original issue discount. Contingent cash interest, which the Company has determined to be approximately $1.62 per Note, will be payable to holders of the Zero Coupon Notes as of the record date, which is February 24, 2014. The payment of contingent cash interest is expected to be made on March 11, 2014.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.